Exhibit 99.1

NEWS RELEASE

For Immediate Release
January 31, 2024

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Elects James M. Parsons to Board of Directors

Charleston, West Virginia – City Holding Company, the “Company” (NASDAQ: CHCO), has appointed James M. Parsons to its Board of Directors to fill a vacancy created by Thomas L. Burnette not standing for re-election at the Company’s 2023 Annual Meeting of Shareholders. Mr. Parsons’ appointment is effective immediately and he will stand for election by the shareholders at the next annual meeting scheduled for April 2024. This increases the number of directors of the Company from 12 to 13. The Board of Directors expects to recommend Mr. Parsons as a Class III director, whose terms shall expire at the annual meeting of shareholders in 2026.

Mr. Parsons is a native of Morgantown, West Virginia and currently resides in Lexington, Kentucky. He earned his bachelor’s degree in Business Administration and accounting from West Virginia University. He is a certified public accountant and is a former member of both the Kentucky and American Institutes of CPA’s.

Mr. Parsons currently serves as a co-trustee of the D. Ray Ball, Jr. Revocable Trust. From August 2005 to December 31, 2023, he was the Chief Financial Officer of Ball Homes, LLC, a residential development company, headquartered in Lexington, Kentucky with operations in Kentucky and Tennessee.

Mr. Parsons also served as a director, and the Audit Committee chair, of Limestone Bancorp (LMST) and Limestone Bank, Inc. from September 2015 to April 2023, when it was acquired by Peoples Bancorp (PEBO).

“We are thrilled to have Mr. Parsons join our Board of Directors,” said Charles Hageboeck, President and Chief Executive Officer of City Holding. “Mr. Parsons’ background in finance, real estate development and accounting will strengthen the Board’s depth of expertise in all three areas”

City Holding Company is a $6.2 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 98 branches across West Virginia, Kentucky, Virginia and Ohio.